Exhibit 99.1


                                                 CONTACT: Whirlpool Corporation
                                                 Media: Tom Kline, 269-923-3738
                                                   thomas_e_kline@whirlpool.com
                                      Financial: Larry Venturelli, 269-923-4678
                                               larry_m_venturelli@whirlpool.com



            WHIRLPOOL SUBMITS IMPROVED OFFER TO $21 PER MAYTAG SHARE

BENTON HARBOR, MICHIGAN - AUGUST 10, 2005 - Whirlpool Corporation (NYSE: WHR) announced today that it has submitted a revised binding offer to acquire Maytag Corporation (NYSE:MYG) for $21 per Maytag share. The revised Whirlpool offer will continue to consist of 50% cash and 50% Whirlpool stock and all other material terms of the Whirlpool offer, including the $120 million "reverse break-up" fee, remain unchanged.

The total value of the transaction, including assumed Maytag debt of approximately $977 million, would be approximately $2.7 billion.

Text of the letter containing Whirlpool's revised offer, which was delivered to the CEO and Chairman of the Special Committee of Maytag, and the revised Merger Agreement, will be filed today with the Securities and Exchange Commission.

Whirlpool Corporation is the world's leading manufacturer and marketer of major home appliances, with annual sales of over $13 billion, 68,000 employees, and nearly 50 manufacturing and technology research centers around the globe. The company markets Whirlpool, KitchenAid, Brastemp, Bauknecht, Consul and other major brand names to consumers in more than 170 countries.


Additional information:

This news release contains forward-looking statements that speak only as of this date. Whirlpool disclaims any obligation to update such information. Forward-looking statements include, but are not limited to, statements regarding expected earnings per share, cash flow, and material costs for the full year 2005, as well as the expected consequences of enacted price increases. Although Whirlpool believes that the expectations reflected in the forward-looking statements are reasonable, it can give no assurance that those expectations will prove to have been correct. Many factors could cause actual results to differ materially from Whirlpool's forward-looking statements. Among these factors are:
(1) the cost of raw materials and components, especially steel and the impact of rising oil prices; (2) the financial impact of Whirlpool's announced price increases will be dependent upon such factors as the strength of Whirlpool's brands in the market place, the strength of consumer demand for Whirlpool's products, and other factors outside of Whirlpool's control such as the general economic conditions prevailing at the time the new pricing goes into effect;
(3) rising worldwide transportation costs due to historically high and volatile oil prices, capacity constraints, and other factors; (4) the ability to gain or maintain market share in an intensely competitive global market; (5) the success of Whirlpool's global strategy to develop brand differentiation and brand loyalty; (6) Whirlpool's global operating platform initiatives; (7) the success of the Latin American businesses operating in challenging and volatile environments; (8) continuation of Whirlpool's strong relationship with Sears Holdings Corporation in North America, which accounted for approximately 17% of consolidated net sales of $13 billion in 2004; (9) currency exchange rate fluctuations; (10) social, economic and political volatility in developing markets; (11) continuing uncertainty in the North American, Latin American, Asian and European economies; (12) the effectiveness of the series of restructuring actions Whirlpool has announced and/or completed through 2004;
(13) U.S. interest rates; (14) new Asian competitors; (15) changes to the obligations as presented in the contractual obligations table; (16) changes in the funded position of the U.S. pension plans; (17) continued strength of the U.S. builder industry; (18) the threat of terrorist activities or the impact of war; (19) Whirlpool's estimate of its annual effective tax rate of approximately 31.7%; and (20) the success of Whirlpool's proposal to acquire Maytag Corporation and, if the acquisition is completed, Whirlpool's ability to realize expected benefits.

This material is not a substitute for the prospectus/proxy statement Whirlpool and Maytag would file with the Securities and Exchange Commission if a definitive agreement with Maytag is reached. Investors are urged to read any such prospectus/proxy statement, when available, which would contain important information. The prospectus/proxy statement would be, and other documents filed by Whirlpool and Maytag with the Securities and Exchange Commission are, available free of charge at the SEC's website (www.sec.gov) or from Whirlpool by directing a request to Whirlpool Corporation, 2000 North M-63, Mail Drop 2800, Benton Harbor, MI 49022-2692, Attention: Larry Venturelli, Vice President Investor Relations.

Whirlpool is not currently engaged in a solicitation of proxies from the stockholders of Maytag in connection with Whirlpool's proposed acquisition of Maytag. If a proxy solicitation commences, Whirlpool, Maytag and their respective directors, executive officers, and other employees may be deemed to be participants in such solicitation. Information about Whirlpool's directors and executive officers is available in Whirlpool's proxy statement, dated March 18, 2005, for its 2005 annual meeting of stockholders. Additional information about the interests of potential participants will be included in the prospectus/proxy statement Whirlpool and Maytag would file if a definitive agreement with Maytag is reached.

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